Exhibit 99.1

Commonwealth Biotechnologies, Inc. Announces Signing of Definitive Share

Purchase Agreement to Acquire GL Biochem.

Will Seek Shareholder Approval in Q1

RICHMOND, Va.— Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) is pleased to announced it has entered into a revised and binding definitive share purchase agreement to acquire the parent of Shanghai-based GL Biochem and its associated businesses (collectively the “GL Group”), the largest global supplier of research-grade peptide products and peptide reagents. Under the revised agreement, CBI will receive all of the stock of the GL Group’s holding company, Wise Century Group Limited, from its current shareholder, and will issue to that shareholder shares of CBI’s common stock equal to 78% of its then-outstanding shares, on a fully diluted basis. Closing is expected to occur promptly after CBI obtains shareholder approval for the transaction.

Board and Management

Upon closing, Dr. Hongyan Xu, Founder, Chairman, and CEO of the GL Group, will assume the role of Chairman and CEO of CBI. All current CBI directors and officers will resign upon closing. The existing CBI Board of Directors will be restructured to include two CBI nominee directors, Dr. Bill Guo and Mr. Samuel Sears in addition to Dr. Xu and four additional GL Group nominee directors.

Business Operations

On completion of the merger CBI will be the largest supplier of pre-clinical peptide reagents and custom peptide synthesis services in the world. The Company will be comprised of (i) the GL Group in China, (ii) Mimotopes Pty Ltd in Australia and (iii) assets in Richmond, Virginia. In addition to the GL Group, CBI will continue to own and operate Mimotopes Pty Ltd, based in Melbourne, Australia, an industry leader in the peptide and discovery chemistry sector, and will retain its land and buildings in Richmond, Virginia, which are now leased-back to Bostwick Laboratories Inc, the group that acquired the assets FIL and CBI Services from CBI in November 2009.

Industry Context

Peptides play an important role in modulating many physiological processes in the body and therefore have excellent potential as therapeutic agents. Peptide drugs have a number of advantages over both small molecules and proteins, including lower toxicity and immunogenicity, excellent specificity, high potency and a low probability of drug-drug interaction problems. Several technical challenges in the use of peptides as drugs have been overcome in recent years and they now represent one of the key growth areas in the drug discovery industry.

On completion of the merger, CBI will cater to the outsourcing requirements of universities, research institutes, and pharmaceutical and biotechnology companies for reagents as well as research and development services. Large pharmaceutical and biotechnology companies typically have limited capabilities in-house but choose to outsource much of their research and development work to specialist providers such as GL Biochem. Pharmaceutical companies are now unable to generate the large number of necessary candidate compounds in-house, and this phenomenon has led to an increasing trend for outsourcing of drug discovery research. The worldwide market for custom peptides is estimated to be between $550m and $990m in 2010.

About CBI

CBI offers cutting-edge research and development products and services to the global life sciences industry. CBI now operates through Mimotopes Pty Ltd, Melbourne, Australia, a peptide and discovery chemistry business and Venturepharm (Asia), a contract research consortium specializing in drug discovery and development, process scale-up, formulation development, cGMP manufacturing and clinical trial management.

About GL Biochem (Shanghai) Ltd

GL Biochem (Shanghai) Ltd is an international leader in the research, development, manufacture and marketing of diverse biochemical and fine chemicals, with a particular strength in peptides, peptide reagents and related products. The GL Group has achieved rapid growth without debt financing and has expanded the scale and scope of its operations using only its own free cash flow. Today, the GL Group employs over 800 staff, operates 35,000 square foot and 120,000 square foot manufacturing facilities in Shanghai and is in the process of jointly commissioning a third Shanghai manufacturing facility. Over the past 5 years, the GL Group has achieved a compound annual revenue growth of over 40%. Despite the global economic downturn, the GL Group reported a 20% increase in revenues in the first half of 2009 compared to the same period in 2008. For more information visit www.glschina.com.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Specifically, CBI cannot guaranty that:

•	shareholder approval will be granted;

•	the transaction referenced herein will close;

•	the combined companies will perform as anticipated on an ongoing basis;

•	the GL Group will maintain its competitive position in the market;

•	the market for peptide drugs will continue to grow as referenced herein; or

•	CBI’s shareholders and lenders will approve this transaction.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Further, all forward-looking statements included in this press release are based upon information available to CBI as of the date hereof. CBI assumes no obligation to update any such forward-looking statements.